                                                                                                                        EXHIBIT 99.1
                                                                                                                             News

For Immediate Release	Contact:
July 29, 2010	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS SECOND QUARTER
EARNINGS PER SHARE OF $0.98, EXCLUDING SPECIAL ITEMS;
REPORTED EARNINGS WERE $1.01 PER SHARE
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Company Reports Sales of $255.8 Million; 23% Growth over Prior Year
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Board Declares Regular Quarterly Dividend of $0.05 per Share
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Highlights:

•	Continuation of strong financial performance—greater than five-fold earnings increase over prior year
•	Operating Income of $27.5 million, or 10.8 percent of sales
•	First Half Operating Income of more than $50 million
•	Profitability improvements led by Performance Minerals and Refractories product lines
•	Strong Cash Flow from Operations—in excess of $40 million for the quarter.

NEW YORK, July 29, 2010—Minerals Technologies Inc. (NYSE: MTX) today reported second quarter diluted earnings per common share of $1.01 compared with $0.82 per share in the first quarter of 2010, a 23-percent increase. Excluding special items, earnings were $0.98 per share compared with $0.85 per share in the first quarter, a 15-percent increase.
"Our second quarter results showed significant sequential improvement for the fourth straight quarter, and brings us back to pre-recession levels of profitability” said Joseph C. Muscari, chairman and chief executive officer. “The primary drivers for the improved profitability were the Performance Minerals and Refractories businesses, which have reflected volume growth and improved productivity levels from the first quarter. These businesses also reflected significant turnarounds in operating performance from the prior year when the underlying markets were operating under depressed market conditions. We also recently announced the signing of an agreement to construct a satellite precipitated calcium carbonate facility to supply Ballarpur Industries’ Sewa Unit in India.”

SECOND QUARTER EARNINGS
Comparisons to First Quarter 2010

Worldwide sales in the quarter increased 1 percent to $255.8 million from $253.5 million in the previous quarter. Foreign exchange had an unfavorable impact on sales of approximately $4.0 million, or 2 percentage points. Operating income was $27.5 million, a 15-percent increase over the $23.9 million reported in the first quarter of 2010, excluding special items, and 19 percent over the $23.0 million operating income, as reported, in the first quarter. Return on Capital for the second quarter was 9.2 percent on an annualized basis compared to 8.1 percent for the prior quarter.
In the second quarter, sales in the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, decreased 2 percent to $168.2 million from $172.1 million in the prior quarter. Operating income, excluding special items, for the second quarter of 2010 was $19.0 million, a 1-percent decline from the $19.2 million reported in the first quarter. Income from operations, as reported, was $19.3 million, 5 percent over the $18.4 million reported in the prior quarter.

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Worldwide net sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased 5 percent in the second quarter to $138.4 million from $145.1 million in the first quarter. Paper PCC sales decreased 6 percent in the second quarter to $123.2 million from $130.7 million in the prior period primarily because of the first quarter shutdowns of satellite plants at Franklin, Virginia, and Plymouth, North Carolina, and to paper machine maintenance shutdowns in the second quarter. Foreign exchange had an unfavorable impact on sales of approximately $2 million or 2 percentage points. Sales of Processed Minerals products for the second quarter were $29.8 million, a 10-percent increase from the $27.0 million reported in the first quarter of 2010. Processed Minerals products, which include ground calcium carbonate (GCC) and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries. Talc sales increased 12 percent to $11.4 million from $10.2 million in the prior quarter. GCC sales increased 10 percent. The Processed Minerals product line’s increased profitability was the result of volume growth due to improved market conditions in the construction and automotive sectors and to productivity improvements.
“The performance improvement in the Specialty Minerals segment was due not only to the volume increases in the Processed Minerals and Specialty PCC product lines,” said Mr. Muscari, “but also to productivity improvements in all product lines, as our Operational Excellence initiatives are showing results.”
Second quarter net sales in the Refractories segment, which primarily serves the steel industry, increased 8 percent to $87.6 million from $81.4 million in the first quarter of 2010. This increase was attributable to volume growth from improved global steel industry conditions and to several special projects in non-steel industries. Foreign exchange had an unfavorable

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impact on sales of approximately $1.7 million, or 2 percentage points. Second quarter operating income for the Refractories segment, excluding special items, increased 63 percent to $9.6 million from $5.9 million in the prior period.  Operating income as reported was $9.3 million in the second quarter as compared $5.8 million in the prior quarter.
Sales of Refractory Products and Systems for steel and other industrial applications increased 9 percent in the second quarter to $68.3 million from $62.6 million in the first quarter. Sales of Metallurgical Products increased 3 percent in the second quarter to $19.3 million compared with $18.8 million in the prior quarter.

Year-Over-Year Comparisons

The company's second quarter net income of $19.0 million compares to a net loss of $40.9 million ($2.18 per share) in the second quarter of 2009. Earnings per share from continuing operations were $1.01 compared with a loss of $1.99 per share in the prior year. Excluding special items, earnings were $0.98 per share compared with $0.15 per share in the prior year—a 553-percent increase.
Second quarter worldwide sales increased 23 percent from the $208.6 million recorded in the same period in 2009. Foreign exchange had a favorable impact on sales of approximately $2.9 million or 1 percentage point. Operating income increased to $27.5 million from the $5.5 million recorded in the second quarter of 2009, excluding special items. On an as reported basis, the company had a loss from operations of $41.6 million in the second quarter of 2009.
Second quarter worldwide sales for the Specialty Minerals segment increased 11 percent from the $152.0 million recorded in the second quarter of 2009. Foreign exchange had a

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favorable impact on sales of approximately $1.7 million, or 1 percentage point. Income from operations increased 44 percent from the $13.2 million recorded in the same period in 2009, excluding special items.
PCC sales increased 8 percent from the $127.7 million recorded in the second quarter of 2009. Processed Minerals products second quarter sales increased 23 percent from the $24.3 million in the same period last year. The increased sales were attributable to volume growth in both product lines.
Refractories segment sales in the second quarter of 2010 were up 55 percent from the $56.6 million recorded in the same period in 2009. Foreign exchange had a favorable impact on sales of approximately $1.1 million or 1 percentage point. Refractory volumes increased 44 percent from the second quarter of 2009 as a result of the improvement in steel industry market conditions. The Refractory segment recorded operating income of $9.6 million as compared with an operating loss of $7.1 million in the second quarter of 2009, excluding special items in both periods.

Six Months
The net income for the six months was $34.3 million, or $1.83 per share, compared with a net loss of $36.8 million, or $1.96 per share, in 2009.
Minerals Technologies' worldwide sales for the first six months of 2010 increased 22 percent to $509.2 million compared with $416.9 million in the same period last year. Foreign exchange had a favorable impact on sales of 2 percentage points of growth. Operating income for the six months was $50.6 million compared with an operating loss of $34.3 million in the prior

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year. Included in the loss from operations in 2009 were an impairment of assets charge of $37.5 million and restructuring costs of $10.1 million. Excluding special items, operating income was $51.5 million for the first six months of 2010 compared with $13.3 million in the prior year.
            The Specialty Minerals segment's worldwide sales for the first six months of 2010 increased 15 percent to $340.3 million from $295.7 million for the same period in 2009. Specialty Minerals recorded income from operations of $38.2 compared to $23.2 million for the first six months of 2009, a 65-percent increase, in each case excluding special items.
The Refractories segment's sales for the first six months of 2010 were $168.9 million, a 39-percent increase over the $121.2 million recorded for the same period in 2009. For the six months, excluding special items, Refractories operating income was $15.5 million compared to an operating loss of $9.0 million for the comparable period in 2009.
"The improvement in our financial performance is the result of the actions we initiated in the second quarter of 2009, which significantly reduced our cost base. We also saw improved conditions in the end markets we serve, especially steel, and achieved higher productivity throughout the company,” said Mr. Muscari. “We continue to generate strong operating cash flow—$40 million in the second quarter. And, our strong product development pipeline will provide us with additional opportunities for future growth.”
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The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on September 16, 2010 to shareholders of record on September 1, 2010.
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Minerals Technologies will sponsor a conference call tomorrow, July 30, at 11 a.m. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2009 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

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CONSOLIDATED STATEMENTS OF OPERATIONS
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	July 4,	April 4,	June 28,			July 4,	June 28,
	2010	2010	2009	Prior Qtr.	Prior Year	2010	2009	Prior Year

Net sales	$255,770	$253,457	$208,598	1%	23%	$509,227	$416,857	22%

Cost of goods sold	200,725	202,089	176,192	(1)%	14%	402,814	351,207	15%

Production margin	55,045	51,368	32,406	7%	70%	106,413	65,650	62%

Marketing and administrative expenses	22,592	22,340	22,591	1%	0%	44,932	43,137	4%
Research and development expenses	4,928	5,124	4,364	(4)%	13%	10,052	9,225	9%
Impairment of assets	0	0	37,516	*	*	0	37,516	*
Restructuring and other charges	13	852	9,553	(98)%	(100)%	865	10,102	(91)%
Income (loss) from operations	27,512	23,052	(41,618)	19%	*	50,564	(34,330)	*

Non-operating income (deductions) - net	535	(49)	(3,535)	*	*	486	(3,790)	*

Income (loss) from continuing operations, before tax	28,047	23,003	(45,153)	22%	*	51,050	(38,120)	*

Provision for taxes on income (loss)	8,414	6,901	(8,632)	22%	*	15,315	(6,680)	*

Income (loss) from continuing operations, net of tax	19,633	16,102	(36,521)	22%	*	35,735	(31,440)	*

Loss from discontinued operations, net of tax	0	0	(3,524)	*	*	0	(3,612)	*

Consolidated net income (loss)	19,633	16,102	(40,045)	22%	*	35,735	(35,052)	*

Less: Net income attributable to non-controlling interests	674	733	862	(8)%	(22)%	1,407	1,698	(17)%

Net Income (loss) attributable to Minerals Technologies Inc. (MTI)	$18,959	$15,369	$(40,907)	23%	*	$34,328	$(36,750)	*

Weighted average number of common shares outstanding:

Basic	18,700	18,766	18,728			18,734	18,715

Diluted	18,749	18,835	18,728			18,793	18,715

Earnings per share:

Basic:
Income (loss) from continuing operations attributable to MTI	$1.01	$0.82	$(1.99)	23%	*	$1.83	$(1.77)	*
Loss from discontinued operations attributable to MTI	0.00	0.00	(0.19)	*	*	0.00	(0.19)	*
Net income (loss) attributable to MTI common shareholders	$1.01	$0.82	$(2.18)	23%	*	$1.83	$(1.96)	*

Diluted:
Income (loss) from continuing operations attributable to MTI	$1.01	$0.82	$(1.99)	23%	*	$1.83	$(1.77)	*
Income (loss) from discontinued operations attributable to MTI	0.00	0.00	(0.19)	*	*	0.00	(0.19)	*
Net income (loss) attributable to MTI common shareholders	$1.01	$0.82	$(2.18)	23%	*	$1.83	$(1.96)	*

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS

1)
For comparative purposes, the quarterly periods ended July 4, 2010, April 4, 2010, and June 28, 2009 consisted of 91 days, 94 days, and 91 days, respectively.  The six month periods ended July 4, 2010 and June 28, 2009 consisted of 185 days and 179 days, respectively.

2)
In the fourth quarter of 2008, as a result of the worldwide economic downturn, the Company initiated an additional restructuring program primarily consisting of severance and other related costs. The reduction in force represented approximately 340 employees and reflected both permanent reductions and temporary layoffs. The restructuring charges recorded were as follows (millions of dollars):

	2008 Restructuring Program	Quarter Ended			Six Months Ended
		July 4,	April 4,	June 28,	July 4,	June 28,
		2010	2010	2009	2010	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.0	$0.0	$0.6	$0.0	$1.0
	Other exit costs	0.0	0.0	0.1	0.0	0.1
		$0.0	$0.0	$0.7	$0.0	$1.1

During the second quarter of 2009, as a result of the continuation of the severe downturn in the worldwide steel industry, the Company initiated a restructuring program, primarily in the Refractories Segment,  to improve efficiencies through consolidation of manfacturing operations and reduction of costs.  This realignment was put in place to better position ourselves strategically for improved profitability when the economy recovers. As part of this program, the Company consolidated its Old Bridge, New Jersey, operation into Bryan, Ohio, and Baton Rouge, Louisiana, in order to improve operational efficiencies and reduce logistics for key raw materials; rationalized its North American specialty shapes product line; rationalized some of its European operations; recorded further impairment charges of its Asian refractory operations as a result of  continued difficulties in market penetration as well as consolidated its Asian operations and is actively seeking a regional alliance to aid in marketing its high value products; recognized impairment charges for refractory application equipment in North America and Europe due to customer underutilized assets under depressed volume conditions; recorded an impairment of assets charge for the Company's PCC facility in Millinocket, Maine and recorded a restructuring charge reflecting the severance costs related to plant consolidations as well as streamlining the management structure to operate more efficiently.

	The impairment charges recorded in association with this program were as follows:
		June 28,
	Impairment of assets:	2009
	Americas Refractories:	$9.5
	Europe Refractories:	11.5
	Asia Refractories:	10.0
	North America Paper PCC:	6.5
	Total Impairment of assets charge	$37.5

	Included in impairment of assets charge for Europe refractories was a $6.0 million charge for certain intangible assets from the 2006 acquisition of a business in Turkey.

The Company also recorded impairment charges of $5.6 million in discontinued operations (see Note 5) to reflect the lower market value of its Mt. Vernon, Indiana, operations and recorded currency translation losses of $2.3 million realized upon liquidation of its facility in  Gomez Palacio, Mexico (see Note 6).

	The restructuring charges recorded in association with this program are as follows (millions of dollars):

	2009 Restructuring Program	Quarter Ended			Six Months Ended
		July 4,	April 4,	June 28,	July 4,	June 28,
		2010	2010	2009	2010	2009
	Restructuring and other costs
	Severance and other employee benefits	$0.5	$0.1	$8.4	$0.6	$8.4
	Other exit costs	(0.5)	0.0	0.5	(0.5)	0.5
		$0.0	$0.1	$8.9	$0.1	$8.9

	Other Exit Costs	Quarter Ended			Six Months Ended
		July 4,	April 4,	June 28,	July 4,	June 28,
		2010	2010	2009	2010	2009
	Other exit costs	$0.0	$0.8	$0.0	$0.8	$0.0
		$0.0	$0.8	$0.0	$0.8	$0.0

Other exit costs represent early lease  termination costs associated with announced closures in 2010 of our satellite facilities in Franklin, Virginia, and Plymouth, North Carolina, due to closure of the host mills at these locations.

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP income (loss), excluding special items, for the quarterly periods ended July 4, 2010, April 4, 2010 and June 28, 2009 and the six month periods ended July 4, 2010 and June 28, 2009  and a reconciliation to net income (loss) for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability  of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		July 4,	April 4,	June 28,	July 4,	June 28,
		2010	2010	2009	2010	2009
	Net Income attributable to MTI, as reported	$19.0	$15.4	$(40.9)	$34.3	$(36.8)

	Special items:
	Impairment of assets	0.0	0.0	43.1	0.0	43.1
	Restructuring and other costs	0.0	0.9	9.6	0.9	10.1
	Currency translation losses upon liquidation of foreign entity	0.0	0.0	2.3	0.0	2.3
	Gain on sale of previously impaired assets	(0.2)	0.0	0.0	(0.2)	0.0
	Settlement related to customer contract termination	(0.8)	0.0	0.0	(0.8)	0.0

	Related tax effects on special items	0.4	(0.3)	(11.2)	0.1	(11.3)

	Net income attributable to MTI, excluding special items	$18.4	$16.0	$2.9	$34.3	$7.4

	Basic earnings per share, excluding special items	$0.98	$0.85	$0.15	$1.83	$0.40
	Diluted earnings per share, excluding special items	$0.98	$0.85	$0.15	$1.83	$0.40

4)
Free cash flow is defined as cash flow from operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended July 4, 2010, April 4, 2010  and June 28, 2009  and the six month periods ended July 4, 2010 and June 28, 2009. and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

	(millions of dollars)	Quarter Ended			Six Months Ended
		July 4,	April 4,	June 28,	July 4,	June 28,
		2010	2010	2009	2010	2009
	Cash flow from operations	$42.3	$33.2	$39.2	$75.5	$62.8
	Capital expenditures	7.7	8.3	1.1	16.0	9.4
	Free cash flow	$34.6	$24.9	$38.1	$59.5	$53.4

5)
During the fourth quarter of 2007, the Company exited its Synsil® Products product  line and reclassified such operations as discontinued.  In addition,  the Company reclassified to discontinued operations its two Midwest plants located in Mt. Vernon, Indiana, and Wellsville, Ohio.  In 2008, the Company sold its Synsil Plants and its operations at Wellsville, Ohio. In the fourth quarter of 2009, the Company sold its facility at Mt. Vernon, Indiana.

	The following table details selected financial information for the businesses included within discontinued operations in the Consolidated Statements of Operations (millions of dollars):

		Quarter Ended			Six Months Ended
		July 4,	April 4,	June 28,	July 4,	June 28,
		2010	2010	2009	2010	2009

	Net sales	$0.0	$0.0	$4.5	$0.0	$7.8

	Production margin	0.0	0.0	0.2	0.0	0.3
	Total expenses	0.0	0.0	0.2		0.4
	Impairment of assets	0.0	0.0	5.6	0.0	5.6

	Income (loss) from operations	0.0	0.0	(5.6)	0.0	(5.7)

	Benefit for taxes on income	0.0	0.0	(2.1)	0.0	(2.1)

	Income (loss) from discontinued operations, net of tax	$0.0	$0.0	$(3.5)	$0.0	$(3.6)

6)	The following table reflects the components of non-operating income and deductions (millions of dollars):

		Quarter Ended			Six Months Ended
		July 4,	April 4,	June 28,	July 4,	June 28,
		2010	2010	2009	2010	2009
	Interest income	$0.6	$0.5	$0.8	$1.1	$1.6
	Interest expense	(0.7)	(0.8)	(0.9)	(1.5)	(1.8)
	Foreign exchange gains (losses)	(0.4)	0.8	(1.2)	0.4	(1.2)
	Currency translation loss upon liquidation of foreign entity	0.0	0.0	(2.3)	0.0	(2.3)
	Gain on sale of previously impaired assets	0.2	0.0	0.0	0.2	0.0
	Settlement related to customer contract termination	0.8	0.0	0.0	0.8	0.0
	Other deductions	0.0	(0.5)	0.1	(0.5)	(0.1)
	Non-operating income (deductions), net	$0.5	$0.0	$(3.5)	$0.5	$(3.8)

7)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 30, 2010  at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
SALES DATA	July 4,	April 4,	June 28,			July 4,	June 28,
	2010	2010	2009	Prior Qtr	Prior Year	2010	2009	Prior Year

United States	$138.6	$136.6	$110.7	1%	25%	$275.1	$222.8	23%
International	117.2	116.9	97.9	0%	20%	234.1	194.1	21%
Net Sales	$255.8	$253.5	$208.6	1%	23%	$509.2	$416.9	22%

Paper PCC	$123.2	$130.7	$115.6	(6)%	7%	$253.9	$228.2	11%
Specialty PCC	15.2	14.4	12.1	6%	26%	29.6	22.6	31%
PCC Products	$138.4	$145.1	$127.7	(5)%	8%	$283.5	$250.8	13%

Talc	$11.4	$10.2	$7.8	12%	46%	$21.6	$14.5	49%
Ground Calcium Carbonate	18.4	16.8	16.5	10%	12%	35.2	30.4	16%
Processed Minerals Products	$29.8	$27.0	$24.3	10%	23%	$56.8	$44.9	27%

Specialty Minerals Segment	$168.2	$172.1	$152.0	(2)%	11%	$340.3	$295.7	15%

Refractory products	$68.3	$62.6	$46.7	9%	46%	$130.8	$100.1	31%
Metallurgical Products	19.3	18.8	9.9	3%	95%	38.1	21.1	81%
Refractories Segment	$87.6	$81.4	$56.6	8%	55%	$168.9	$121.2	39%

Net Sales	$255.8	$253.5	$208.6	1%	23%	$509.2	$416.9	22%

SEGMENT OPERATING INCOME (LOSS) DATA

Specialty Minerals Segment	$19.3	$18.4	$4.3	5%	349%	$37.7	$14.1	167%

Refractories Segment	$9.3	$5.8	$(45.3)	60%	*	$15.1	$(47.5)	*

Unallocated Corporate Expenses	$(1.1)	$(1.2)	$(0.6)	(8)%	83%	$(2.2)	$(0.9)	144%

Consolidated	$27.5	$23.0	$(41.6)	19%	*	$50.6	$(34.3)	*

SEGMENT RESTRUCTURING and
IMPAIRMENT COSTS

Specialty Minerals Segment	$(0.3)	$0.8	$8.9	(138)%	*	$0.5	$9.1	(95)%

Refractories Segment	$0.3	$0.1	$38.2	200%	(99)%	$0.4	$38.5	(99)%

Consolidated	$0.0	$0.9	$47.1	(100)%	(100)%	$0.9	$47.6	(98)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (the restructuring and impairment costs set forth in the above table), for the three-month periods ended  July 4, 2010, April 4, 2010 and June 28, 2009, and the six-month periods ended July 4,2010 and June 28,2009, constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	July 4,	April 4,	June 28,			July 4,	June 28,
EXCLUDING SPECIAL ITEMS	2010	2010	2009	Prior Qtr.	Prior Year	2010	2009	Prior Year

Specialty Minerals Segment	$19.0	$19.2	$13.2	(1)%	44%	$38.2	$23.2	65%

Refractories Segment	$9.6	$5.9	$(7.1)	63%	*	$15.5	$(9.0)	*

Unallocated Corporate Expenses	$(1.1)	$(1.2)	$(0.6)	(8)%	83%	$(2.2)	$(0.9)	144%

Consolidated	$27.5	$23.9	$5.5	15%	400%	$51.5	$13.3	287%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Thousands of Dollars)
		July 4,	December 31,
		2010*	2009**

Current assets:
	Cash & cash equivalents	$336,777	$310,946
	Short-term investments	10,034	8,940
	Accounts receivable, net	178,518	173,665
	Inventories	81,724	82,483
	Prepaid expenses and other current assets	22,630	24,679
	Total current assets	629,683	600,713

	Property, plant and equipment	1,203,896	1,223,710
	Less accumulated depreciation	866,914	864,332
	Net property, plant & equipment	336,982	359,378

	Goodwill	66,628	68,101
	Other assets and deferred charges	38,661	43,946

	Total assets	$1,071,954	$1,072,138

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$3,267	$6,892
	Current maturities of long-term debt	4,600	4,600
	Accounts payable	85,103	74,513
	Restructuring liabilities	5,383	8,282
	Other current liabilities	53,773	58,627
	Total current liabilities	152,126	152,914

	Long-term debt	92,621	92,621
	Other non-current liabilities	82,611	78,860
	Total liabilities	327,358	324,395

	Total MTI shareholders' equity	720,035	724,161
	Non-controlling Interest	24,561	23,582
	Total shareholders' equity	744,596	747,743

	Total liabilities and shareholders' equity	$1,071,954	$1,072,138

*	Unaudited
**	Condensed from audited financial statements.